December 3, 1998


Dear Shareholder:

As you are probably aware by now, a dissident group headed by Walter Anderson, is seeking to gain control of Total-Tel's Board of Directors at the December 10th Annual Meeting. YOUR BOARD OF DIRECTORS URGES YOU TO SIGN MANAGEMENT'S WHITE PROXY CARD AND DISREGARD ANY BLUE PROXY CARD YOU MAY HAVE RECEIVED.

In the Dissident's most recent letter to shareholders, Mr. Anderson and his attack dogs resort to a campaign of mud slinging and unwarranted innuendo against Total-Tel's management. We will not stoop to this level of unproductive accusations while there are more important issues at hand.

Total-Tel's management is committed to running the Company in the best interest of the shareholders as evidenced by the following:

     Revenues have increased over 1000% from 1993 through 1998 to well in excess of $125 million.

     Our 1998 net sales, and gross margins as reported to date have reflected a continued increase.

     Since January 1996, Total-Tel's stock has outpaced the NASDAQ Composite as well as its peer group by more than 400%.

     $1000 invested in January 1993 would be worth approximately $15,000 today.

The Company's success has not gone unnoticed by the likes of Money Magazine, The New Jersey Business Technology Council and most importantly, by you, the ultimate owners of Total-Tel.

The Dissidents contend that the Company's stock price "continues to languish while the great bull market roars on." A recent overview of the industry prepared for the Company indicates that the market prices for stocks of comparable publicly traded long distance providers are universally lower than their 52-week highs, most having fallen far more than the Company's stock. One of Mr. Anderson's companies, U.S. Wats, is similarly off, currently trading at less than $1.75 per share. Interestingly, Esprit Telecom Group, PLC, a company which overwhelmingly rejected Mr. Anderson as part of its Board, suffered an even greater drop in its stock price from its July 1998 high and has only started to recover from its October 1998 low following Mr. Anderson's removal by Esprit's Board as confirmed by its shareholders.

Mr. Anderson's disruptive campaign has caused Total-Tel's management to unnecessarily spend time and shareholder money addressing his charges rather than concentrating on running the business. Notwithstanding the disruptions, the Company has continued to attract highly qualified and experienced telecommunications industry operating personnel. The Company's record of compliance in a highly regulated industry is superb - a testament to the disciplines enforced at all levels of operations and to the competence of our chosen professional advisors. For those of you who attend the Meeting, it will be my privilege to introduce you to our management team and professionals.


I urge you to VOTE MANAGEMENT'S WHITE PROXY CARD TODAY and disregard Mr. Anderson's blue proxy card. If you have any questions or concerns please do not hesitate to call me at (973) 785-7222. With your help, we can put this behind us and get back to business.

On Behalf of the Board of Directors,

                                        Sincerely,


                                        Warren H. Feldman
                                        Chairman and
                                        Chief Executive Officer



                          IMPORTANT VOTING INFORMATION

1. TO SUPPORT MANAGEMENT'S SLATE OF DIRECTORS PLEASE SIGN, DATE AND RETURN THE WHITE PROXY CARD TODAY IN THE ENCLOSED RETURN ENVELOPE.

2. If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card in the postage paid envelope provided with this letter. If your shares are held in the name of a brokerage firm, bank or other institution, please sign, date and return the WHITE proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm.

3. Even if you have already sent in a blue proxy it is not too late change your vote. Voting your WHITE proxy card today revokes any blue proxy cards you may have previously returned.

   If you have any questions or require any assistance in voting your shares, please call toll free:

                            GEORGESON & COMPANY INC.
                                Wall Street Plaza
                            New York, New York 10005
                                 1-800-223-2064